Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT
Felicia Vonella	Jeff Macdonald
Acorda Therapeutics	Acorda Therapeutics
(914) 326-5146	(914) 326-5232
fvonella@acorda.com	jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics to Acquire Civitas Therapeutics

•	Obtains global rights for Phase 3 Parkinson’s disease treatment
•	Acquisition leverages existing Acorda development and commercial capabilities
•	Company to host webcast at 8:30 a.m. Eastern

ARDSLEY, N.Y. – September 24, 2014 – Acorda Therapeutics, Inc. (Nasdaq:ACOR) today announced that it entered into an agreement to acquire Civitas Therapeutics, a privately-held biopharmaceutical company, for $525 million in cash. Acorda will obtain worldwide rights to CVT-301, a Phase 3 treatment candidate for OFF episodes of Parkinson’s disease (PD). The acquisition also includes rights to Civitas’ proprietary ARCUSTM pulmonary delivery technology and manufacturing facility with commercial-scale capabilities based in Chelsea, MA.

“This acquisition marks a great day for Acorda and Civitas. Both companies share a passion for developing novel therapies that can restore function to people with neurological diseases. We also see substantial synergies between our capabilities, people and pipelines,” said Ron Cohen, M.D., Acorda's President and CEO. “The acquisition adds an exciting product candidate to Acorda’s pipeline that addresses a significant unmet need in Parkinson’s disease. It also leverages Acorda’s existing development and commercial capabilities and creates an opportunity for us to develop a global presence. In addition, Civitas’ ARCUS technology adds a proprietary platform with the potential for future development opportunities.”

Dr. Cohen added, “CVT-301 is a potentially transformative therapy for people with Parkinson’s disease to rapidly and predictably treat OFF episodes. Strongly positive data from a recent Phase 2b trial, together with a clearly defined regulatory pathway and extensive IP protection, make this a compelling opportunity, with estimated U.S. sales expected to exceed $500 million.”

There are approximately one million people in the U.S. and between seven to ten million worldwide diagnosed with PD. Symptoms include tremors at rest, rigidity and impaired movement. The current standard of care is oral levodopa (L-dopa). While efficacious, there are significant challenges in creating a dosing regimen that consistently maintains drug levels within a therapeutic range. This can lead to unexpected and rapid return of PD symptoms, referred to as OFF episodes. These are poorly addressed by available therapies.

CVT-301 is a system comprised of a dry powder L-dopa formulation that is contained within blister-packed capsules and administered via a proprietary, pocket-size, reusable inhaler. CVT-301 can provide rapid delivery of L-dopa in conjunction with a patient’s optimized oral L-dopa regimen.

The pivotal Phase 3 study for treatment of OFF episodes in people with PD is expected to begin enrolling in early 2015 and if successful, a filing for regulatory approval in the United States is expected by the end of 2016.

“We are excited about collaborating with our new colleagues at Acorda to continue development of CVT-301. Our shared conviction in the potential of CVT-301 and the ARCUS technology, combined with a mutual passion for improving the lives of people with neurological diseases, make this acquisition an ideal match of expertise, vision and culture. We are proud of what our team at Civitas achieved with the successful development of CVT-301 through Phase 2b,” said Mark Iwicki, CEO of Civitas Therapeutics.

Of the total consideration, $35 million will be used to pay costs related to a Civitas change-in-control. Subject to customary closing conditions, the acquisition is expected to be completed in the fourth quarter of 2014.

MTS Health Partners, L.P. and Lazard served as Acorda Therapeutics' financial advisors, and Cadwalader, Wickersham & Taft LLP served as its legal advisor in connection with the transaction. J.P. Morgan and BofA Merrill Lynch served as Civitas Therapeutics’ financial advisors and Ropes & Gray LLP served as its legal advisor.

WEBCAST AND CONFERENCE CALL
Ron Cohen, President and Chief Executive Officer, Michael Rogers, Chief Financial Officer, and Andrew Hindman, Chief Business Development Officer, will host a conference call today at 8:30 a.m. ET.

To participate in the conference call, please dial 877-280-4961 (domestic) or 857-244-7318 (international) and reference the access code 21790633. The presentation will be available via a live webcast on the Investor section of www.acorda.com.

A replay of the call will be available from 12:30 p.m. ET on September 24, 2014 until midnight on October 1, 2014. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 83150454. The archived webcast will be available for 30 days in the Investor Relations section of the Acorda website at www.acorda.com.

About CVT-301

CVT-301 is being developed as a self-administered, adjunctive, inhaled L-dopa therapy for OFF episodes. It provides delivery of L-dopa to the brain to be used in conjunction with a PD patient’s individually optimized oral L-dopa regimen. CVT-301 leverages Civitas’ proprietary ARCUS™ technology which enables the delivery of a precise dose to the lung to potentially enable rapid and predictable L-dopa absorption through a reusable, pocket-size, breath-actuated inhaler. CVT-301 clinical studies conducted to date have been funded in part by grants from The Michael J. Fox Foundation for Parkinson’s Research.

About Parkinson’s Disease (PD) and OFF Episodes
Approximately one million people in the U.S. and between seven and ten million people worldwide suffer from PD. PD is a progressive neurodegenerative disorder resulting from the gradual loss of certain neurons responsible for producing dopamine, and is characterized by symptoms including tremors at rest, rigidity and impaired movement. The standard of care for the treatment of PD symptoms is oral levodopa (L-dopa).

Oral dosing of L-dopa is associated with wide variability in the timing and amount of L-dopa absorption into the bloodstream, leading to the unreliable control of symptoms resulting in the emergence of OFF episodes. These OFF episodes, which increase in frequency and severity during the course of the disease, are experienced by a majority of PD patients and are considered one of the greatest unmet medical needs facing PD patients.

About ARCUS™ Technology
The proprietary ARCUS™ technology, the basis of CVT-301, allows for the consistent and precise delivery of large quantities of drug per inhalation in a simple, patient-friendly, breath-actuated inhaler. The technology delivers a consistent dose to the lung every time across a wide range of patient inhalation flow rates. The technology has been used to successfully deliver more than one million doses to patients in clinical trials of various products. Civitas has an extensive patent portfolio relating to CVT-301 and its ARCUS™ technology which covers, among other things, important aspects of the formulated drug product, the inhaler, the method of delivery of drug and manufacturing processes for CVT-301.

About Civitas Therapeutics
Civitas is a biopharmaceutical company focused on developing and commercializing transformative therapeutics using its proprietary ARCUS™ technology, with an initial focus on treating OFF episodes in patients with Parkinson’s disease. Civitas is financed by leading investors including Alkermes plc, Bay City Capital, Canaan Partners, Fountain Healthcare Partners, Longitude Capital, RA Capital, Wellington Management Company, LLP, Adage Capital Management, LP, OrbiMed Advisors, Partner Fund Management, LP, Rock Springs Capital, and Sofinnova Ventures.

About Acorda Therapeutics
Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that improve the lives of people with neurological disorders.

Acorda markets three FDA-approved therapies including:  AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, a treatment to improve walking in patients with multiple sclerosis (MS), as demonstrated by an increase in walking speed; ZANAFLEX CAPSULES® (tizanidine hydrochloride) and Zanaflex tablets, a short-acting drug for the management of spasticity; and QUTENZA® (capsaicin) 8% Patch, for the management of neuropathic pain associated with postherpetic neuralgia.  AMPYRA is marketed outside the United States as FAMPYRA® (prolonged-release fampridine tablets) by Biogen Idec under a licensing agreement from Acorda.

Acorda has one of the leading pipelines in the industry of novel neurological therapies. The Company is currently developing six clinical-stage therapies and one preclinical stage therapy.  This pipeline addresses a range of disorders including post-stroke deficits, epilepsy, cerebral palsy, stroke, peripheral nerve damage, spinal cord injury, neuropathic pain, and heart failure. For more information, please visit the Company’s website at: www.acorda.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including our ability to successfully market and sell

Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including Plumiaz (our trade name for Diazepam Nasal Spray) and CVT-301, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Plumiaz,  CVT-301 other products under development; the ability to complete the Civitas transaction on a timely basis or at all; the ability to realize the benefits anticipated to be realized by the Civitas transaction; the ability to successfully integrate Civitas' operations into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaboration partner Biogen Idec in connection therewith; competition, including the impact of generic competition on Zanaflex Capsules revenues; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; failure to comply with regulatory requirements could result in adverse action by regulatory agencies; and the ability to obtain additional financing to support our operations. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.

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